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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

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NAME                                         JURISDICTION OF INCORPORATION
----                                         -----------------------------

AvTel Holdings, Inc.                         California

Best Connections, Inc.                       Texas

Digital Media International, Inc.            Pennsylvania

Hi, Tiger, Inc.                              Utah

Matrix Telecom, Inc                          Texas

Remote Lojix/PCSI, Inc.                      New York

Remote Lojix of Connecticut, Inc.            Connecticut

Remote Lojix Technology Partners, Inc.       New York

Silicon Beach Communications, Inc.           California

Westnet Communications, Inc.                 California

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